Exhibit 99.1

The Buckle, Inc.

2407 W. 24th St. Kearney, NE 68845

P.O. Box 1480 Kearney, NE 68848-1480

phone: 308-236-8491

fax: 308-236-4493

For Immediate Release: March 13, 2020	web: www.buckle.com

Contact:	Thomas B. Heacock, Chief Financial Officer
The Buckle, Inc.
(308) 236-8491

THE BUCKLE, INC. REPORTS FOURTH QUARTER AND FISCAL YEAR 2019 NET INCOME

KEARNEY, NE -- The Buckle, Inc. (NYSE: BKE) announced today that net income for the fiscal quarter ended February 1, 2020 was $47.0 million, or $0.96 per share ($0.96 per share on a diluted basis). Net income for the fiscal year ended February 1, 2020 was $104.4 million, or $2.15 per share ($2.14 per share on a diluted basis).

Net sales for the 13-week fiscal quarter ended February 1, 2020 increased 2.5 percent to $271.0 million from net sales of $264.4 million for the prior year 13-week fiscal quarter ended February 2, 2019. Comparable store net sales for the 13-week period ended February 1, 2020 increased 3.3 percent from comparable store net sales for the prior year 13-week period ended February 2, 2019. Online sales increased 7.5 percent to $36.4 million for the 13-week period ended February 1, 2020, compared to net sales of $33.9 million for the 13-week period ended February 2, 2019.

Net sales for the 52-week fiscal year ended February 1, 2020 increased 1.7 percent to $900.3 million from net sales of $885.5 million for the 52-week fiscal year ended February 2, 2019. Comparable store net sales for the 52-week period ended February 1, 2020 increased 2.2 percent from comparable store net sales for the prior year 52-week period ended February 2, 2019. Online sales increased 6.9 percent to $110.8 million for the 52-week period ended February 1, 2020, compared to net sales of $103.7 million for the 52-week period ended February 2, 2019.

Net income for the fourth quarter of fiscal 2019 was $47.0 million, or $0.96 per share ($0.96 per share on a diluted basis), compared with $41.1 million, or $0.85 per share ($0.84 per share on a diluted basis) for the fourth quarter of fiscal 2018.

Net income for the fiscal year ended February 1, 2020 was $104.4 million, or $2.15 per share ($2.14 per share on a diluted basis), compared with $95.6 million, or $1.97 per share ($1.97 per share on a diluted basis) for the fiscal year ended February 2, 2019.

Management will hold a conference call at 10:00 a.m. EDT today to discuss fourth quarter results. To participate in the call, please call (877) 336-4441 for domestic calls or (409) 207-6985 for international calls and reference the conference code 1508602. A replay of the call will be available for a two-week period beginning March 13, 2020 at 2:00 p.m. EDT by calling (866) 207-1041 for domestic calls or (402) 970-0847 for international calls and entering the conference code 4253986.

About Buckle

Offering a unique mix of high-quality, on-trend apparel, accessories, and footwear, Buckle caters to fashion-conscious young men and women. Known as a denim destination, each store carries a wide selection of fits, styles, and finishes from leading denim brands, including the Company’s exclusive brand, BKE. Headquartered in Kearney, Nebraska, Buckle currently operates 446 retail stores in 42 states. As of the end of the fiscal year, it operated 448 stores in 42 states compared with 450 stores in 42 states at the end of fiscal 2018.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:  All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors which may be beyond the Company’s control.  Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements.  Such factors include, but are not limited to, those described in the Company’s filings with the Securities and Exchange Commission.   The Company does not undertake to publicly update or revise any forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

Note:  News releases and other information on The Buckle, Inc. can be accessed at www.buckle.com on the Internet.

Financial Tables to Follow

THE BUCKLE, INC.

CONSOLIDATED STATEMENTS OF INCOME
(Amounts in Thousands Except Per Share Amounts)
(Unaudited)

	13-Weeks Ended		52-Weeks Ended
	February 1, 2020	February 2, 2019	February 1, 2020	February 2, 2019 (1)

SALES, Net of returns and allowances	$271,003	$264,412	$900,254	$885,496

COST OF SALES (Including buying, distribution, and occupancy costs)	142,413	143,118	522,780	519,423

Gross profit	128,590	121,294	377,474	366,073

OPERATING EXPENSES:
Selling	58,054	57,671	204,480	202,032
General and administrative	10,685	12,417	41,497	43,113
	68,739	70,088	245,977	245,145

INCOME FROM OPERATIONS	59,851	51,206	131,497	120,928

OTHER INCOME, Net	1,764	1,925	6,210	5,716

INCOME BEFORE INCOME TAXES	61,615	53,131	137,707	126,644

PROVISION FOR INCOME TAXES	14,636	11,996	33,278	31,036

NET INCOME	$46,979	$41,135	$104,429	$95,608

EARNINGS PER SHARE
Basic	$0.96	$0.85	$2.15	$1.97

Diluted	$0.96	$0.84	$2.14	$1.97

Basic weighted average shares	48,698	48,514	48,587	48,413
Diluted weighted average shares	48,948	48,703	48,813	48,614

(1) Derived from audited financial statements

THE BUCKLE, INC.

CONSOLIDATED BALANCE SHEETS
(Amounts in Thousands Except Share and Per Share Amounts)
(Unaudited

ASSETS	February 1, 2020	February 2, 2019 (1)

CURRENT ASSETS:
Cash and cash equivalents	$220,969	$168,471
Short-term investments	12,532	51,546
Receivables	3,136	7,089
Inventory	121,258	125,190
Prepaid expenses and other assets	20,935	18,136
Total current assets	378,830	370,432

PROPERTY AND EQUIPMENT	452,205	452,187
Less accumulated depreciation and amortization	(338,357)	(321,505)
	113,848	130,682

OPERATING LEASE RIGHT-OF-USE ASSETS	350,088	—
LONG-TERM INVESTMENTS	15,863	18,745
OTHER ASSETS	9,261	7,443

Total assets	$867,890	$527,302

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$26,491	$29,008
Accrued employee compensation	22,929	21,452
Accrued store operating expenses	17,837	17,982
Gift certificates redeemable	15,319	16,634
Current portion of operating lease liabilities	87,314	—
Income taxes payable	2,751	5,142
Total current liabilities	172,641	90,218

DEFERRED COMPENSATION	15,863	13,978
NON-CURRENT OPERATING LEASE LIABILITIES	290,238	—
DEFERRED RENT LIABILITY	—	29,229
Total liabilities	478,742	133,425

COMMITMENTS

STOCKHOLDERS’ EQUITY:
Common stock, authorized 100,000,000 shares of $.01 par value; 49,205,681 and 49,017,395 shares issued and outstanding at February 1, 2020 and February 2, 2019, respectively	492	490
Additional paid-in capital	152,258	148,564
Retained earnings	236,398	244,823
Total stockholders’ equity	389,148	393,877

Total liabilities and stockholders’ equity	$867,890	$527,302

(1) Derived from audited financial statements